SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement
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JPMorgan China Region Fund, Inc.

(Name of Registrant as Specified in Its Charter)

_______________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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JPMORGAN CHINA REGION FUND, INC.

FOR IMMEDIATE RELEASE

Contacts:

Simon Crinage, President and Interested Director

Lucy Dina, Secretary

Telephone: +44 20 7742 4000

Email: lucy.j.dina@jpmorgan.com

Website: http://www.jpmchinaregionfund.com

JPMORGAN CHINA REGION FUND, INC.

ANNOUNCES MERGER NEGOTIATIONS WITH KOREA EQUITY FUND, INC.

July 19, 2016

BOSTON, MA, As announced on June 9, 2016, the Board of JPMorgan China Region Fund, Inc. (‘JFC’ or the ’Fund’) has been pursuing various initiatives intended to increase the Fund’s appeal and reduce the Fund’s discount.

Following discussions between the Fund’s Board and the Board of Korea Equity Fund, Inc. (‘KEF’), JFC announces today that it has entered into negotiations with KEF concerning a possible merger of the two funds.

While discussions between the Boards of the Fund and KEF are ongoing, it is anticipated that the terms of the proposed merger would include the following:

•           The two funds would merge on terms based upon the two funds’ relative net asset values per share at the date of the merger. JFC will be the surviving fund (the ‘Successor Fund’) and would continue to retain the services of JF International Management, Inc. (‘JFIMI’), a company that operates under the name of J.P. Morgan Asset Management as its investment adviser;

•           Subject to JFC stockholder approval, the Successor Fund’s investment objective and principal investment strategies would be modified from JFC’s current investment objective to the extent necessary to permit the Successor Fund to actively invest in equity securities of the countries in North East Asia including China, South Korea, Taiwan and Hong Kong. The Successor Fund will continue to make direct investments in China A shares, seek to utilize Hong Kong Stock Connect, use leverage and actively invest in small / mid cap stocks as warranted;

•           Based on the new investment objective and strategy, the proposed name of the Successor Fund will be The North East Asia Growth Fund;

•           In addition, it is expected that the Successor Fund would adopt a more concentrated investment strategy under normal investment conditions so that it can actively differentiate itself from other NYSE-listed closed-end funds that invest in the Greater China and Asia-Pacific region;

•           The Successor Fund’s proposed benchmark would be the MSCI All Country Far East ex. Japan Total Return Index, which will be reweighted for purposes of the Fund’s geographic scope to exclude the component attributable to issuers in Southeast Asia;

•           The investment advisory fee of the Successor Fund would be 0.90% per annum of the Successor Fund’s managed gross assets;

•           The Successor Fund Board would comprise four members of the current Fund Board (following the changes being proposed at JFC’s reconvened Annual Meeting of Stockholders set for July 20, 2016) and two KEF directors; and

•           Following the merger, the Successor Fund would seek to purchase up to 50% of the Successor Fund’s issued shares at net asset value per share less associated costs.

The Board of JFC will make a further announcement concerning the terms of the proposed transaction in due course. There is, however, no guarantee that any merger or reorganization transaction will proceed and any transaction proposed may materially differ from the terms outlined above. The proposal and these negotiations are non-binding. The terms described above are only potential terms and, as such, the final terms of any merger of the funds may vary from those outlined above. Further, any merger between the funds would be subject to due diligence review and all necessary and appropriate approvals by the Board and stockholders of each fund, as appropriate and the satisfaction of applicable regulatory requirements.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE FUND

The Fund, the members of the Board that are not “interested persons” within the meaning of the Investment Company Act of 1940, as amended, (‘Independent Directors’) and JFIMI may be deemed to be participants in the solicitation of proxies of the Fund's stockholders in connection with the Annual Meeting. Stockholders of the Fund may obtain information about the Independent Directors, along with the Fund's interested Director and executive officers, including their beneficial ownership of shares of the Fund's common stock, and information about JFIMI, in the Proxy Materials and other relevant documents that have been filed by the Fund with the Securities and Exchange Commission (‘SEC’) in connection with the Annual Meeting. This solicitation may be made via regular or electronic mail.

Two activist shareholders, Ancora Catalyst Fund LP and Merlin Partners LP, (‘Ancora’) have submitted two stockholder proposals for which they intend to solicit votes. Ancora has sent a definitive proxy statement, white proxy card and related proxy materials to stockholders of the Fund seeking their support of each of the stockholder proposals at the Fund’s 2016 Annual Meeting. This solicitation recommends that you vote AGAINST Ancora’s proposals and FOR the Board’s recommendation.

Stockholders and investors are urged to carefully read the proxy materials sent to stockholders and other documents filed with the SEC, because they contain important information.

Stockholders and investors may obtain a free copy of the proxy statement (including any amendments thereto if and when they become available) and other documents filed by the Fund with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Fund are available free of charge on the Fund’s internet website at http://www.jpmchinaregionfund.com

This release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of Fund securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Certain statements contained in this release may be forward-looking in nature. These include all statements relating to plans, expectations, and other statements that are not historical facts and typically use words like “expect,” “anticipate,” “believe,” and similar expressions. Such statements represent the current beliefs of the Board or JFIMI, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Neither JFC nor the Board undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The following factors, among others, could cause actual results to differ materially from forward-looking statements: (i) the need to obtain any necessary regulatory and stockholder approvals; (ii) the effects of changes in market and economic conditions; (iii) other legal and regulatory developments; and (iv) other additional risks and uncertainties.

The Fund is a non-diversified, closed-end management investment company whose shares are traded on the New York Stock Exchange. The Fund trades under the symbol “JFC.”

The Fund seeks to achieve long-term capital appreciation through investments primarily in equity securities of companies with substantial assets in, or revenues derived from, the People's Republic of China, Hong Kong, Taiwan and Macau--collectively, the China Region.

JPMorgan Fund Services, in Boston, MA is the Fund’s accounting and administrative agent.

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